Exhibit 10.18

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made, and executed and entered into as of April 22, 2015 (the “Execution Date”), by and among Brand Affinity Technologies, Inc., debtor and debtor in possession (“Seller”), and Veritone, Inc., a Delaware corporation (“Buyer”) (each a “Party” and, collectively, the “Parties”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Appendix attached hereto (which appendix is incorporated herein by this reference).

RECITALS

A. On December 15, 2014 (the “Petition Date”), Seller filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Seller’s case is currently pending before the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”) as Case No. 8:14-bk-17244 SC (the “Bankruptcy Case”).

B. Seller is engaged in the business of providing services and a platform for image capturing (e.g., photography), image e-commerce, and digital content aggregation, management, sharing and distribution (“Business”).

C. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the assets described in Section 1.1 of this Agreement (the “Transaction”). The Transaction is subject to approval by the Bankruptcy Court.

D. A condition precedent for Buyer to enter into the Transaction is that Buyer shall receive a full release in the form set forth in Sections 1.6 and 1.7 below, effective upon the Closing of the Transaction.

NOW, THEREFORE, based upon the foregoing Recitals, and in consideration of the mutual promises, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, and subject to the terms and conditions of this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets and Properties. Subject to the terms and conditions of this Agreement, including, without limitation, approval of the Bankruptcy Court, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of Liens other than Permitted Liens, pursuant to section 363(f) of the Bankruptcy Code, and Buyer shall purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to all of the assets, properties, interests and rights of Seller, wherever located, set forth in Exhibit “A” attached hereto and incorporated herein by this reference (collectively, the “Purchased Assets”).

1.2 Excluded Assets. The Parties hereby acknowledge and agree that, by this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, assume and accept from Seller, only the Purchased Assets set forth in Exhibit “A” and no other assets, properties, interests or rights of Seller. Without limiting the generality of the foregoing, the Purchased Assets do not include, Buyer shall not acquire (nor assume any liability related to), and Seller shall retain all right, title and interest in and to the following assets and properties of Seller (collectively, “Excluded Assets”):

1.2.1 Organizational Documents. All minute books, seals, stock books, charter documents and other books and records pertaining to the existence, organization or governance of Seller (collectively, “Organizational Documents”).

1.2.2 Accounts Receivable. All of Seller’s trade accounts receivable and other rights to payment from customers, licensees, or other third parties to the extent arising out of the operation of the Business (“Accounts Receivable”).

1.2.3 Cash. All cash, cash equivalents, investments, accounts and notes receivable, and funds payable to Seller under pending credit and debit card transactions.

1.2.4 Refunds and Deposits. All deposits, including, without limitation, utility or leasehold deposits, rights to refunds, including, without limitation, insurance or tax or assessment refunds, unused retainer payments, rebates, returns and pre-paid expenses and all similar assets or properties of Seller, attributable to or based upon the period through the Closing Date, and any claims for such deposits, refunds, retainer payments, rebates, returns, pre-paid expenses or similar payments.

1.2.5 Bank Accounts. All bank accounts and investment accounts maintained by or for Seller.

1.2.6 Nonassignable Assets. All governmental permits and governmental licenses, rights, registrations, variances, waivers, consents, authorizations, approvals, contracts or agreements, and all other permits, licenses, rights, variances, registrations, waivers, consents, authorizations, approvals, contracts or agreements, including without limitation, all Intellectual Property Agreements, which either (i) require the consent of any party other than Seller for the transfer or assignment thereof to Buyer, or (ii) the Bankruptcy Court does not authorize Seller to transfer or to assign to Buyer (collectively, “Nonassignable Assets”); provided, however, that any Contract of Seller which Buyer proposes that Seller assume and assign to Buyer, as identified expressly in Exhibit “B” hereof (“Assumed Contracts”), shall not constitute a Nonassignable Asset.

1.2.7 Warranty Claims Relating to Excluded Assets. All claims and rights under warranties and indemnities and all similar rights against third parties, to the extent relating to or attributable to any Excluded Asset or Excluded Liability.

1.2.8 Insurance Claims Relating to Excluded Assets. All insurance policies of Seller, and all rights, claims, refunds, recoveries, payments from or proceeds of insurance policies, to the extent relating to or attributable to any Excluded Asset or Excluded Liability.

1.2.9 Claims and Causes of Action. Except only as set forth expressly to the contrary in Exhibit “C” herein, all claims and causes of action of Seller, whether or not such claims or causes of action are the subject of an Action pending as of the Closing Date, including, without limitation, claims for relief, rights or recovery, rights of set-off, rights of contribution, rights of recoupment, counter-claims, cross-claims and defenses of Seller, and all preference, fraudulent transfer, or other avoidance claims and actions of Seller, including, without limitation, all such claims and actions arising under sections 510, 544, 545, 547, 548, 549 and/or 550 of the Bankruptcy Code.

1.2.10 Contract Not Designated as Assumed Contract. Any Contract, including, without limitation, any Intellectual Property Agreement, not designated as an Assumed Contract on Exhibit “B” hereto.

1.2.11 Assets Scheduled for Exclusion by Buyer. Any asset or property that otherwise would be a Purchased Asset that Buyer elects specifically not to acquire from Seller as set forth in Exhibit “D” hereto.

1.2.12 Rights of Seller Under This Agreement. All rights of Seller under this Agreement or any agreement entered into in connection with this Agreement or the Transaction contemplated hereby.

Buyer shall acquire absolutely no interest in or benefit from any Excluded Assets, all of which shall remain the sole property of Seller.

1.3 Purchase Price. The purchase price for the Purchased Assets (“Purchase Price”) shall be as follows:

1.3.1 Cash. Buyer shall pay $1,419,000 cash for the Purchased Assets.

1.3.2 [Intentionally omitted].

1.3.3 Assumed Liabilities. The Purchase Price shall reflect the Assumed Liabilities, as defined in and as set forth in Article II of this Agreement.

1.4 Payment of Purchase Price. In addition to Buyer’s assumption of the Assumed Liabilities as set forth in Article II, Buyer shall pay the Purchase Price to be paid hereunder to Seller as follows:

1.4.1 Purchase Deposit. Buyer has heretofore delivered to Seller a cash deposit in the amount of $709,500 (“Purchase Deposit”). The Purchase Deposit shall be held in the trust account of Seller’s general insolvency counsel, Winthrop Couchot Professional Corporation, pending the Closing of the Transaction and shall be disbursed only in accordance with the terms and conditions of this Agreement, or upon the entry of an order of the Bankruptcy Court authorizing the disposition thereof.

1.4.2 Closing Date Cash Payment. At the Closing, the Purchase Deposit shall be disbursed to Seller, and Buyer shall pay, in cash by wire transfer of immediately available funds, to an account designated by Seller the amount of the Cash Consideration, less the amount of the Purchase Deposit (“Closing Date Cash Payment”).

1.5 Allocation of Purchase Price. On the Closing Date, Buyer shall provide to Seller written notice of Buyer’s allocation of the Purchase Price among the Purchased Assets. Seller shall have the right to approve such allocation of the Purchase Price, which approval shall not be unreasonably withheld by Seller. Each Party shall report the Transaction for tax purposes and for all other purposes in accordance with such allocation of the Purchase Price.

1.6 General Release. Effective upon Buyer’s payment of the full amount of the Purchase Price, Seller, on behalf of Seller and Seller’s bankruptcy estate (the “Estate”), and the successors, legal representatives and assignees of Seller and the Estate (all of the foregoing are collectively referred to as the “BAT Releasing Parties” and indvidually as a “BAT Releasing

Party”), fully and forever release and discharge Buyer and ROIM Acquisition Corporation (“RAC”), and their respective past, present and future officers, principals, agents, attorneys, representatives, employees, officers, directors, stockholders, affiliates, as well as their respective predecessors, successors, predecessors in title, successors in title, legal representatives and assignees, and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any BAT Releasing Party (collectively, the “Veritone Releasees”) with respect to any and all claims, liabilities, causes of action, demands, charges, rights, and damages, costs, attorneys’ fees, penalties, and causes of action, of every nature, kind, and description, in law, equity, or otherwise, which have arisen, occurred, or existed at any time prior to the Execution Date, whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may hereafter accrue against any of the Veritone Releasees, including, without limitation: (i) claims that arise out of, or relate to: (a) the transfer of Seller’s property to RAC in exchange for the Shares (including, without limitation the shares of capital stock of ROI Media, Inc. and certain intellectual property), and (b) RAC’s subsequent merger into Buyer or (c) either of the foregoing and (ii) claims that are asserted, or could be asserted, pursuant to: (a) Bankruptcy Code section 548, (b) Bankruptcy Code section 544 and applicable non-bankruptcy law including, without limitation, the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act (as they may have been adopted in any jurisdiction), or any other statute or rule of common law relating to creditor’s rights, and (c) any of the foregoing (collectively, the “Veritone Released Claims”). Notwithstanding the foregoing, the Veritone Released Claims shall not include any claims by the Estate pursuant to Bankruptcy Code Section 547 against Ryan Steelberg and Mydung Tran.

1.7 Release of Unknown Claims. It is the intention of the Parties that the release provided for in this Agreement shall be effective as a full and final accord and satisfaction and release of each and every Released Claim. In furtherance of this intention, the Parties, and each of them, acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Effective as of Buyer’s payment of the full amount of the Purchase Price, the Parties, and each of them, hereby waive and relinquish all of the rights and benefits which any of them has, or may have, under Section 1542 of the Civil Code of the State of California (as well as any similar rights and benefits which they may have by virtue of any statute or rule of law in any other state or territory of the United States). The Parties, and each of them, hereby acknowledge that they may hereafter discover facts in addition to, or different from, those which they now know or believe to be true with respect to the subject matter of the Released Claims, but that notwithstanding the foregoing, it is their intention hereby, effective upon Buyer’s payment of the full amount of the Purchase Price, to fully, finally, completely and forever settle and release each, every and all Released Claims, and that in furtherance of such intention, the releases herein given shall be and remain in effect as full and complete general releases, notwithstanding the discovery or existence of any such additional or different facts.

ARTICLE II.

ASSUMPTION OF LIABILITIES

Buyer shall assume and pay, perform and discharge, as and when due, only the following liabilities and obligations of Seller (collectively, “Assumed Liabilities”):

2.1 Liabilities Under Assumed Contracts. All liabilities and obligations of Seller becoming due after the Closing Date pursuant to any Assumed Contracts.

2.2 Permitted Liens. All Permitted Liens.

2.3 Scheduled Liabilities. All liabilities and obligations of Seller set forth on Exhibit “E” hereto.

ARTICLE III.

EXCLUDED LIABILITIES

Other than the Assumed Liabilities and Buyer’s obligations under Article XV hereof, Buyer shall not assume, pay or perform, nor shall Buyer defend, indemnify or hold harmless Seller, its successors or assigns, from or against, or have any responsibility whatsoever for, any liabilities, debts or obligations of Seller of any nature or description, whether arising in contract, tort or otherwise, whether accrued, absolute, contingent or otherwise, whether asserted before or after the Closing, including, without limitation, any of the following liabilities all of which shall remain the exclusive responsibility of Seller (“Excluded Liabilities”):

3.1 Governmental Liabilities. Liabilities of Seller to any Governmental Entity, including, without limitation, for unpaid Taxes of any type or description, or penalties or interest, on account of any Tax, arising by reason of the ownership, use and/or operation of the Purchased Assets prior and up to the Closing, or arising on account of income of Seller.

3.2 Business Liabilities. Liabilities of Seller incurred or arising out of events occurring at or prior to the Closing, including but not limited to, liabilities of Seller to Seller’s creditors, lienholders, customers, suppliers, employees, independent contractors, employee benefit plans as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and trustees of ERISA plans.

3.3 Litigation. Liabilities of Seller resulting from any Action pending prior to the Closing or relating to occurrences or events occurring at or before the Closing, including, without limitation, any pending or threatened Action for unpaid liabilities of Seller or regarding Seller’s employment practices.

ARTICLE IV.

RISK OF LOSS

Risk of loss to the Purchased Assets shall not pass to Buyer until the Closing. In the event that any material destruction or damage of any Purchased Assets associated with the Business occurs prior to the Closing, Seller shall provide promptly to Buyer written notice thereof. Within ten (10) days of Seller’s giving to Buyer any such notice, Buyer shall elect, by written notice given to Seller, either: (i) to terminate this Agreement in which event this Agreement shall be of no further force or effect, and neither Party shall have any rights against the other Party by reason of this Agreement or such termination of this Agreement; or (ii) to accept any insurance proceeds otherwise payable to Seller to cover the loss associated with the destruction or damage to the Purchased Assets associated with the Business. Seller agrees to support any modification of this Agreement that has been bargained for and agreed to in good faith by Seller and Buyer as a result of any such destruction or damage of Purchased Assets, and, as needed, to promptly seek Bankruptcy Court approval of such modification.

ARTICLE V.

COVENANTS OF SELLER

Seller hereby covenants and agrees that it will act as follows:

5.1 Seller’s Reasonable Efforts to Consummate Agreement. From the Execution Date until the Closing, subject to the terms and conditions of this Agreement, Seller shall use commercially reasonable efforts to take, or cause to be taken, all acts on its part as may be advisable to consummate and to make effective the Transaction.

5.2 Consents of Seller. From the Execution Date until the Closing, Seller shall use commercially reasonable efforts to obtain, or cause to be obtained, all appropriate releases, consents, waivers and approvals as may be advisable to consummate and to make effective the Transaction.

5.3 Transactions Regarding Purchased Assets/Preservation of Purchased Assets. From the Execution Date until the Closing, except as may be first approved in writing by Buyer or as is otherwise permitted or contemplated by this Agreement, Seller shall use commercially reasonable efforts to conduct all transactions with respect to the Purchased Assets only in the ordinary course of business consistent with Seller’s past practice, and to care for and preserve the Purchased Assets, subject to the constraints associated with Seller’s financial distress and the limitations imposed upon Seller by the Bankruptcy Code.

5.4 No Sale of Assets Outside of Ordinary Course of Business. From the Execution Date until the Closing, Seller shall make no sale of Purchased Assets other than in the ordinary course of business consistent with Seller’s past practice.

5.5 Access to Information and Premises. From the Execution Date until the Closing, Seller shall afford to representatives of Buyer reasonable access to Seller’s premises, upon written prior notice and appointment, for the purposes of inspecting the Purchased Assets and examining the Books and Records and contracts of Seller pertaining to the Purchased Assets; provided, however, that any such inspection shall be conducted in a manner that is not disruptive to the operation of the Business.

5.6 Sale Order. Seller shall use its commercially reasonable efforts to obtain from the Bankruptcy Court an order, in a form mutually acceptable to Seller and Buyer, approving Seller’s sale and assignment to Buyer of the Purchased Assets in accordance with the terms of this Agreement (“Sale Order”). The Sale Order shall provide, in part, as follows: the Purchased Assets shall be transferred to Buyer free and clear of all Liens (except for the Permitted Liens); any Assumed Contracts shall be assigned to Buyer pursuant to section 365 of the Bankruptcy Code; Buyer is found to be a buyer in good faith within the meaning of section 363(m) of the Bankruptcy Code; and the stay of the effectiveness of the Sale Order pursuant to Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure (“Federal Bankruptcy Rules”) shall be waived; provided, however, that, if notwithstanding Seller’s commercially reasonable efforts, the

Bankruptcy Court does not authorize the assignment to Buyer of an Assumed Contract (including, without limitation, an Intellectual Property Agreement), such lack of assignment of such Assumed Contract shall not constitute a breach of Seller’s obligations under this Agreement, but may authorize Buyer to exercise any rights that it may have under Section 11.1 hereof. If an appeal of the Sale Order is filed timely pursuant to Rule 8002 of the Federal Bankruptcy Rules (“Appeal”), Seller shall use commercially reasonable efforts to defend such Appeal.

5.7 Confidentiality. Seller acknowledges and agrees that it has had access to or contributed to information and materials of a highly sensitive nature (including Confidential Information) relating to the Purchased Assets. Seller agrees that, unless Seller first obtains the written consent of an authorized officer of Buyer, Seller shall not disclose to any other Person any Confidential Information regarding the Purchased Assets except to the extent that such Person has executed and delivered to Seller a confidentiality agreement in a form reasonably acceptable to Buyer, or such disclosure is required by law or order of any Governmental Entity (in which event Seller shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Seller shall use all reasonable care to safeguard Confidential Information regarding the Purchased Assets and to protect it against disclosure, misuse, espionage, loss and theft. Promptly after the Closing, Seller shall deliver to Buyer, or shall destroy, all Confidential Information relating to the Purchased Assets in Seller’s possession and control, in whatever form or medium. If Buyer requests, Seller shall provide promptly written confirmation and certification that Seller has returned or destroyed all such materials.

5.8 No Covenants Regarding Assignment of Nonassignable Assets. Seller hereby makes no representation, warranty, covenant or agreement to assign to Buyer, and Seller shall not be obligated hereunder to cause to be assigned to Buyer, any Nonassignable Asset.

ARTICLE VI.

COVENANTS OF BUYER

Buyer hereby covenants and agrees that, from the Execution Date until the Closing, it will act as follows:

6.1.1 Buyer’s Reasonable Efforts to Consummate Agreement. From the Execution Date until the Closing, subject to the terms and conditions of this Agreement, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all acts on its part as may be advisable to consummate and to make effective the Transaction. Without limiting the generality of the foregoing:

6.1.2 Entry of Sale Order. Buyer shall take promptly such actions as are reasonably requested by Seller or ordered by the Bankruptcy Court to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer under any Assumed Contracts, as required by section 365(b)(1)(C) of the Bankruptcy Code, including, without limitation, furnishing affidavits, non-confidential financial information, confidential information subject to a reasonable form of confidentiality agreement, or other documents or information for filing with the Bankruptcy Court, and shall make its employees and representatives available to be interviewed by Seller’s attorneys and to testify before the Bankruptcy Court in connection with the foregoing.

6.1.3 Objection to Sale Motion. If any party files a written objection to the Sale Motion that, if upheld, would prohibit or otherwise prevent the Closing from occurring pursuant to the terms of this Agreement, Buyer shall use commercially reasonable efforts to have such objection overruled.

6.1.4 Appeal of Sale Order. If any party timely files an Appeal of the Sale Order, Buyer shall use commercially reasonable efforts to defend such Appeal.

6.2 Consents of Buyer. Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained, all appropriate releases, consents, waivers and approvals as may be advisable to consummate and to make effective the Transaction.

ARTICLE VII.

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants that:

7.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2 Power and Authority. Subject to the approval of the Bankruptcy Court, Seller has all requisite power and authority to enter into this Agreement and to carry out all of its obligations under this Agreement. The individual who shall execute and deliver this Agreement on behalf of Seller shall have been duly authorized to do so by all requisite action on the part of Seller. Subject to the approval of the Bankruptcy Court, this Agreement is a valid and binding obligation of Seller and is enforceable against Seller, in accordance with the terms of this Agreement.

7.3 Title. Seller is the sole record and beneficial owner of the Purchased Assets and has not transferred, sold encumbered or otherwise assigned the Purchased Assets, or any of them, or any interest therein, nor has Seller entered into any agreement to sell, encumber or otherwise assign the Purchased Assets, or any of them, or any interest therein.

7.4 No Conflicts. Neither the execution nor the performance of this Agreement by Seller will conflict materially with or result in any material violation of or constitute any material default under (i) Seller’s Organizational Documents; (ii) any Assumed Contract; (iii) any statute, law, rule or regulation of any Governmental Entity; or (iv) any material stipulation, judgment, writ, injunction, decree or order of any court or other Governmental Entity relating to Seller.

7.5 No Brokers or Finders. Except only for GlassRatner Advisory & Capital Group, LLC, no person or entity has, or as a result of the Transaction will have, as a result of any commitment of Seller, any right, interest or valid claim for any commission, fee or other compensation as a broker, finder or attorney or for acting in any similar capacity.

7.6 Pending Actions. To the best of Seller’s knowledge, there are no Actions pending or threatened against or affecting Seller that might reasonably be expected to affect Seller’s ability to consummate this Agreement, and Seller is not aware of any circumstances that might result in any such Action.

7.7 Consents. Except for the entry of the Sale Order, any consents that may be required in connection with an assignment to Buyer of an Assumed Contract, and as otherwise provided by this Agreement, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, Governmental Entity or third person is required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the Transaction.

7.8 No Other Representations. Except as set forth expressly to the contrary in this Article VII, Seller hereby makes no representation or warranty, expressed or implied, to Buyer and hereby disclaims any representation or warranty, express or implied, with respect to the Business, the Purchased Assets, or any other matter, including any representation or warranty as to merchantability or fitness for a particular purpose of the Purchased Assets or as to the future results of the Business. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that it is purchasing the Purchased Assets on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty of any nature whatsoever regarding any claims or causes of action that may be Purchased Assets hereunder, including, without limitation, any representation or warranty regarding the validity or value thereof.

ARTICLE VIII.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants that:

8.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

8.2 Power and Authority. Buyer has all requisite power and authority to enter into this Agreement and to carry out all of its obligations under this Agreement. The individual who shall execute and deliver this Agreement on behalf of Buyer shall have been duly authorized to do so by all requisite action on the part of Buyer. Subject to the approval of the Bankruptcy Court, this Agreement is a valid and binding obligation of Buyer and is enforceable against Buyer, in accordance with the terms of this Agreement.

8.3 No Conflicts. Neither the execution nor the performance of this Agreement by Buyer will conflict materially with or result in any material violation of or constitute a material default under: (i) Buyer’s organizational documents; (ii) any material arrangement, agreement, mortgage, indenture, license, permit, lease, instrument or other Contract to which Buyer is a party or by which Buyer is bound; (iii) any statute, law, rule or regulation of any Governmental Entity; or (iv) any material stipulation, judgment, writ, injunction, decree or order of any court or other Governmental Entity relating to Buyer.

8.4 No Brokers or Finders. No person or entity has, or as a result of the Transaction will have, as a result of any commitment of Buyer, any right, interest or valid claim against Seller for any commission, fee or other compensation as a broker, finder or attorney or for acting in any similar capacity.

8.5 Pending Actions. To the best of Buyer’s knowledge, there are no Actions pending or threatened against or affecting Buyer that might reasonably be expected to affect Buyer’s ability to consummate this Agreement, and Buyer is not aware of any circumstances that might result in any such Action.

8.6 Consents. Except for the entry of the Sale Order, no consent, approval, authorization, permit, order, filing, registration or qualification of or with any court, Governmental Entity or third person is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Transaction.

8.7 Buyer’s Investigation. Buyer has made such investigation as it has deemed appropriate in connection with the decision to enter into this Agreement. Buyer has had the opportunity to inspect the Purchased Assets, visit with Seller and meet with Seller’s representatives to discuss the Business. Buyer is relying on the results of such investigation and the advice of its own advisors and has not relied upon any statement or representation made by Seller or any director, officer, employee, agent, representative, attorney, accountant, or affiliate of Seller, other than the covenants, representations and warranties of Seller set forth in this Agreement.

8.8 Buyer’s Financial Condition.

8.8.1 Solvency. As of the Closing Date and immediately after consummating the Transaction contemplated by this Agreement, Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair value of its assets will be less than the amount required to pay its probable liabilities as they become due and payable), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred or planned to incur debts beyond its ability to repay such debts as they mature.

8.8.2 Availability of Funds. As of the Closing, Buyer will have cash and working capital available to Buyer that will be sufficient to enable Buyer to pay the Purchase Price and any other amounts required hereunder and to consummate the Transaction contemplated hereby. Buyer acknowledges that its obligation to consummate this Agreement and the Transaction contemplated hereby is not subject to any financing contingency.

ARTICLE IX.

CLOSING OF THE TRANSACTION

9.1 The Closing. Unless this Agreement has been terminated pursuant to Section 13.1 of this Agreement, the closing of the Transaction contemplated by this Agreement (“Closing”) shall be held within two (2) business days after the satisfaction of all conditions set forth in Sections 11.1 and 11.2 hereof, or on such other date as Buyer and Seller mutually agree in writing (“Closing Date”). The Closing shall take place at the law office of Winthrop Couchot Professional Corporation, or at such other location as Buyer and Seller mutually agree in writing.

9.2 Seller’s Obligations at Closing. At the Closing, Seller shall take the following acts:

9.2.1 Possession of the Purchased Assets. Seller shall relinquish and deliver to Buyer immediate possession of the Purchased Assets.

9.2.2 Closing Documents from Seller. Seller shall execute and deliver to Buyer the following documents: (i) a Bill of Sale in substantially the form of Exhibit “G” hereto (“Bill of Sale”); (ii) the stock assignments separate from certificate to give effect to the transfer of the Shares to Buyer, in substantially the form of Exhibit “G”; (iii) Stock Certificates C-12 and PA-1-9 evidencing the Shares; and (iv) such other documents as may be reasonably requested by Buyer in connection with the consummation of the Transaction.

9.3 Buyer’s Obligations at Closing. At the Closing, Buyer shall take the following acts:

9.3.1 Payment of Purchase Price. Buyer shall authorize the Purchase Deposit to be released and delivered to Seller, and shall pay to Seller the Closing Date Cash Payment.

9.3.2 Closing Documents from Buyer. Buyer shall execute and deliver to Seller the following documents: (i) copies, certified by the appropriate governmental official of the state in which Buyer is organized, of Buyer’s organizational documents, and all amendments thereto; (ii) a certificate, satisfactory to Seller, relating to Buyer’s having taken all acts under its organizational documents appropriate for authorizing the Transaction; and (iii) such other documents as may be reasonably requested by Seller in connection with the consummation of the Transaction.

9.4 Effectiveness of Agreement. This Agreement, and all of the terms and conditions hereof, shall be effective and binding upon the Parties upon the satisfaction or waiver of the conditions set forth in Sections 11.1 and 11.2 hereof; provided, however, that the following provisions of this Agreement shall be effective upon the Execution Date: Article IV; Article V; Article VI; Article VII; Article VIII; Article XI; Article XIII and Article XVI.

ARTICLE X.

DELIVERY AND CONDITION OF THE PURCHASED ASSETS

10.1 Transfer of Purchased Assets. Immediately as of the Closing, Seller shall be deemed to have fully and completely transferred to Buyer all of Seller’s rights, title and interests, if any, in, as well as possession, custody and control of, the Purchased Assets. Seller shall not be liable or responsible for any liabilities or obligations of any kind or nature whatsoever arising out of, under, or related to the Purchased Assets from and after the Closing. Without limiting the generality of the foregoing, in accordance with the provisions of section 365(k) of the Bankruptcy Code, Seller shall have no liability arising from and after the Closing pursuant to any Assumed Contracts.

10.2 As Is, Where Is. Buyer acknowledges and agrees that it is purchasing, and shall take possession of, the Purchased Assets in their “AS IS, WHERE IS” and “WITH ALL FAULTS” condition and that it has previously been given the opportunity to conduct, and has conducted, such investigations and inspections of the Purchased Assets as it has deemed necessary or appropriate for the purposes of this Agreement.

10.3 No Warranties Regarding Purchased Assets. OTHER THAN AS EXPLICITLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS, STATEMENTS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER CONCERNING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE CONDITION, QUANTITY OR QUALITY OF ANY OR ALL OF THE PURCHASED ASSETS OR CONCERNING THE PAST, PRESENT OR FUTURE PROFITABILITY OR VIABILITY OF THE BUSINESS, AND ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED HEREBY BY SELLER.

ARTICLE XI.

CONDITIONS PRECEDENT TO CLOSING

11.1 Buyer’s Conditions to Closing. The obligation of Buyer to proceed with the Closing of this Agreement is subject to the satisfaction of all of the conditions set forth in this Section 11.1.

11.1.1 Title to Purchased Assets. In accordance with the provisions of the Sale Order, title to the Purchased Assets shall be delivered to Buyer at the Closing free and clear of all Liens, except only for any Permitted Liens, and any Assumed Contracts listed on Exhibit “B” hereto, shall be assigned to Buyer.

11.1.2 Bill of Sale. Buyer shall have received the Bill of Sale, in a form materially the same as that set forth in Exhibit “G” hereto, or otherwise in a form acceptable to Buyer and to its counsel.

11.1.3 Stock Powers. Buyer shall have received a form of stock assignment separate from certificate to give effect to the transfer of the Shares to Buyer, in a form reasonably acceptable to Buyer.

11.1.4 No Proceedings Adverse to Buyer. On the Closing Date, other than an appeal from the Sale Order, no Action including any Action of a Governmental Entity, shall be pending before any court, regulatory entity or other Governmental Entity that seeks to restrain or to prohibit the consummation of the Transaction, or to obtain from Buyer damages or other material relief in connection with this Agreement or the consummation of the Transaction.

11.1.5 Seller’s Covenants, Agreements and Conditions. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that it is required by this Agreement to perform, satisfy or comply with, before or at the Closing.

11.1.6 Seller’s Representations and Warranties. All representations and warranties made by Seller pursuant to this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made on and as of that date.

11.1.7 Seller’s Authorization. The execution and delivery of this Agreement by Seller, and the performance of Seller’s covenants and obligations under this Agreement, shall have been duly authorized by all necessary action by Seller, and Buyer shall have received copies of all resolutions pertaining to that authorization.

11.1.8 Sale Order Acceptable to Buyer. The Bankruptcy Court shall have entered the Sale Order on terms acceptable to Buyer, which acceptance shall not be unreasonably withheld by Buyer, and no Appeal or motion for reconsideration of the Sale Order is filed timely pursuant to the Federal Bankruptcy Rules, or if an Appeal or motion for reconsideration is filed timely, an order has been entered denying any motion for reconsideration that may have been filed and no stay of the Sale Order or order denying a motion for reconsideration of the Sale order (“Stay”) is issued pending resolution of the Appeal. Absent a Stay, the lack of any pending Appeal of the Sale Order shall not be a condition of the Closing, provided that the Bankruptcy Court makes a finding that Buyer is a buyer in good faith within the meaning of section 363(m) of the Bankruptcy Code.

11.1.9 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect from and after the Execution Date.

11.2 Seller’s Conditions to Closing. The obligations of Seller to proceed with the Closing of this Agreement are subject to the satisfaction of all of the conditions set forth in this Section 11.2.

11.2.1 No Proceedings Adverse to Seller. On the Closing Date, other than an appeal from the Sale Order, no Action, including any Action of a Governmental Entity, shall be pending before any court, regulatory entity or other Governmental Entity that seeks to restrain or to prohibit the consummation of the Transaction, or to obtain from Seller damages or other material relief in connection with this Agreement or the consummation of the Transaction.

11.2.2 Buyer’s Covenants, Agreements and Conditions. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that it is required by this Agreement to perform, satisfy or comply with, before or at the Closing, including, without limitation, payment of the Purchase Price.

11.2.3 Buyer’s Representations and Warranties. All representations and warranties made by Buyer pursuant to this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made on and as of that date.

11.2.4 Buyer’s Authorization. The execution and delivery of this Agreement by Buyer, and the performance of Buyer’s covenants and obligations under this Agreement, shall have been duly authorized by all necessary action by Buyer, and Seller shall have received copies of all resolutions pertaining to that authorization.

11.2.5 Sale Order Acceptable to Seller. The Bankruptcy Court shall have entered the Sale Order on terms acceptable to Seller, which acceptance shall not be unreasonably withheld by Seller, and no Appeal is filed timely, or if an Appeal is filed timely, no Stay is issued pending the resolution of the Appeal. Absent a Stay, the lack of any pending Appeal of the Sale Order shall not be a condition to the Closing.

11.3 Waiver of Conditions. Any or all of the foregoing conditions may be waived in whole or in part by a prior writing executed by the Party on whose behalf such condition is included herein.

11.4 Buyer’s Obtaining Nonassignable Assets. Buyer hereby acknowledges and agrees that (i) Seller hereby makes no representation or warranty of any nature whatsoever regarding Seller’s ability to transfer and assign to Buyer any interest of Seller in any Nonassignable Asset, and (ii) Buyer’s obtaining an assignment of Seller’s interest under any such Nonassignable Asset is not a condition to Buyer’s obligation to proceed with the Closing of the Transaction.

11.5 Buyer’s Obtaining Financing. Buyer hereby acknowledges and agrees that Buyer’s obtaining financing to fund the payment of all or a portion of the Purchase Price is not a condition to Buyer’s obligation to proceed with the Closing of the Transaction.

ARTICLE XII.

EMPLOYEES

Upon written request made by Buyer, on or as soon as practicable after the Execution Date, Buyer shall provide to Seller a list of all employees of Seller whom Buyer desires to employ. Buyer may interview such employees during normal business hours of Seller, after given reasonable prior written notice to Seller, and without causing any disruption to the operation of the Business. Seller hereby makes no representation or warranty of any nature whatsoever regarding whether any such employees of Seller whom Buyer desires to employ will agree to be employed by Buyer or regarding the terms and conditions of any such employment. Buyer shall have no obligation to employ, after the Closing Date, any employee of Seller.

ARTICLE XIII.

TERMINATION OF THIS AGREEMENT

13.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

13.1.1 Buyer’s Termination of Agreement Under Article IV. By Buyer, at its option, if Buyer elects to terminate this Agreement in accordance with the provisions of Article IV hereof.

13.1.2 Breach by Seller. By Buyer, at its option, if there is a material breach by Seller of any representation or warranty of Seller set forth herein or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, or a failure by Seller to satisfy a condition set forth in Section 11.1 hereof (and such condition is not waived in writing by Buyer), or the occurrence of any event which results or would result in the failure of a condition set forth in Section 11.1 hereof.

13.1.3 Breach by Buyer. By Seller, at its option, if there is a material breach by Buyer of any representation or warranty of Buyer set forth herein or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, or a failure by Buyer to satisfy a condition set forth in Section 11.2 hereof (and such condition is not waived in writing by Seller), or the occurrence of any event which results or would result in the failure of a condition set forth in Section 11.2 hereof, including, without limitation, Buyer’s failure to pay timely the Purchase Price.

13.1.4 Mutual Consent. By mutual written consent of Buyer and Seller.

13.1.5 Order Restraining Consummation of Transaction. By either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, except, if the Party relying on such order, decree or ruling or other action has not complied with its obligations with respect thereto under this Agreement.

13.1.6 Alternate Transaction. By Buyer or Seller, if pursuant to the Sale Order, the Bankruptcy Court approves another transaction regarding a sale of the Purchased Assets (or any significant portion thereof), or another similar acquisition of the Business, and such transaction thereafter closes (“Alternate Transaction”). Buyer hereby acknowledges and agrees that no “break-up fee” or other fee or payment shall be payable to Buyer as a result of or in connection with the Closing of any Alternate Transaction.

13.2 Effect of Termination. In the event of any termination of this Agreement as permitted by Section 13.1 hereof, this Agreement shall forthwith become void and no Party shall have any liability or further obligation to the other Party under or by reason of this Agreement or the Transaction contemplated hereby, except for any breach of this Agreement occurring prior to or as a result of a termination of this Agreement, and except that Seller shall return to Buyer the Purchase Deposit, and each Party shall redeliver to the other Party all documents, work papers, and other materials of the other Party relating to the Transaction contemplated hereby, whether obtained by such Party before or after the execution hereof. Any termination of this Agreement shall not relieve any defaulting or breaching Party from any liability to the other Party as a result of such breach or default under this Agreement. In the event of any termination of this Agreement, any non-defaulting and non-breaching Party shall reserve all rights and remedies available under applicable law to such Party as a consequence of the other Party’s breach or default under this Agreement; without limiting the generality of the foregoing, in the event of any breach or default by Buyer of any of its agreements, commitments, representations, warranties, covenants or obligations hereunder, Seller shall have the right to retain the Purchase Deposit and to pursue against Buyer all additional rights and remedies of Seller.

13.3 Extension; Waiver. At any time prior to the Closing Date, Buyer or Seller may (i) extend the time for the performance for its behalf of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties given by the other Party herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained for its behalf herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

13.4 Notice of Termination. Any Party terminating this Agreement pursuant to Section 13.1 hereof shall give immediate written notice of such termination to the other Party at the addresses to which notices must be provided pursuant to Section 16.13 hereof, specifying in the notice the provision of this Agreement pursuant to which the termination is made.

ARTICLE XIV.

SELLER’S OBLIGATIONS AFTER CLOSING

14.1 Seller’s Further Assurances. Within thirty (30) days after the Closing, Seller shall cooperate fully with Buyer in the performance of this Agreement, without material expense to Seller, and shall execute such additional agreements, documents and instruments as may reasonably be required to carry out the intent of the Parties with respect to this Agreement. Seller shall have no further obligations hereunder to Buyer after thirty (30) days after the Closing.

ARTICLE XV.

BUYER’S OBLIGATIONS AFTER CLOSING

15.1 Proration. Buyer shall pay timely, from and after the Closing Date, all Assumed Liabilities and Buyer’s portion, prorated as of the Closing Date, of Taxes and fees assessed against the Purchased Assets and all other costs, charges and expenses affecting the Purchased Assets arising from and after the Closing.

15.2 Buyer’s Further Assurances. After the Closing, Buyer shall cooperate fully with Seller in the performance of this Agreement, and shall execute such additional agreements, documents or instruments as may be reasonably appropriate to carry out the intent of the Parties with respect to this Agreement.

15.3 Buyer’s Indemnity. Buyer shall indemnify and hold harmless Seller and its officers, directors, shareholders, employees, principals, agents, attorneys and representatives (including, without limitation, the Examiner appointed in the Bankruptcy Case, Edward M. Wolkowitz) against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities (including, without limitation, any interest, penalties, charges, legal fees and costs and accountants’ fees and costs) (collectively, “Losses”) incurred by any of them in connection with and in defending against any such Losses by reason of any of the following: (i) Buyer’s breach, after the Closing Date, of any of its agreements, commitments, representations, warranties, covenants or obligations in this Agreement; (ii) the ownership and operation of any of the Purchased Assets at any time after the Closing; (iii) the Assumed Liabilities.

ARTICLE XVI.

MISCELLANEOUS

16.1 Modification. This Agreement may not be modified or amended, except by an instrument in writing signed by both of the Parties.

16.2 Waiver. Acceptance by a Party of any performance less than required hereunder shall not be deemed to be a waiver of the rights of such Party to enforce all of the terms and conditions hereof. No waiver of any such right hereunder shall be binding unless reduced to writing and signed by the Party to be charged therewith.

16.3 Counterparts; Facsimile or Electronic Signature. This Agreement may be signed in any number of counterparts with the same effect as if the signatures appeared on the same instrument, and all signed counterparts shall be deemed to be an original. Facsimile or electronic transmission of any signed original document, and retransmission of any signed facsimile or electronic transmission, shall be the same as delivery of an original.

16.4 Authorized Execution. Each individual executing this Agreement on behalf of a Party represents and warrants that (i) he is authorized to execute this Agreement for such Party, and (ii) such Party shall be bound in all respects hereby.

16.5 Attorneys’ Fees and Costs. Each Party shall bear its own attorneys’ fees and costs arising from or related to the negotiation and execution of this Agreement. In the event of any Action to enforce, modify, interpret, construe, invalidate, rescind, or set aside any term or provision of this Agreement, however, the prevailing Party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees and costs, incurred as a result of such Action, including any appeals resulting therefrom.

16.6 Governing Law; Choice of Forum. This Agreement shall be construed and enforced according to the laws of the State of California, without reference to conflicts of law principles. Any Action brought to enforce, modify, interpret, construe, invalidate, rescind or set aside any of the terms or provisions of this Agreement may be brought only in the Bankruptcy Court (subject only to the right of appeal). Each of the Parties hereby consents to the exclusive jurisdiction of the Bankruptcy Court to enforce the provisions of this Agreement and for all such matters, and hereby waives any objection that it may have to such jurisdiction. Notwithstanding the foregoing, in the event that the Bankruptcy Case should be closed or dismissed, any Action to enforce, modify, interpret, construe, invalidate, rescind or set aside any of the terms or provisions of this Agreement shall be brought only in the state courts of California sitting in Orange County, California.

16.7 Severability. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, that part shall be severed from the Agreement and the remaining parts shall be valid and enforceable, so long as the remaining parts continue to fulfill the original intent of the Parties.

16.8 Free and Voluntary Act. The Parties hereby acknowledge and agree that they have read carefully this Agreement, know the contents thereof, have discussed them with legal counsel or have decided not to consult with legal counsel, and sign the same of their own free and voluntary act with the intent to be legally bound thereby.

16.9 No Construction against any Party; Headings for Convenience Only. The Parties have cooperated in the drafting and preparation of this Agreement. In any construction of this Agreement, or of any of its terms and provisions, the same shall not be construed against either Party. All headings in this Agreement are inserted for convenience of reference only, and shall not affect the construction or interpretation hereof.

16.10 Reliance on Representations. Each Party specifically acknowledges that it has not relied on any statement, representation, or promise of the other Party or of any of the other Party’s agents, employees, attorneys, or representatives, in executing this Agreement, except as expressly set forth herein.

16.11 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the matters set forth herein, and supersedes any and all prior agreements or understandings, written or oral, between them relating to the subject matter of this Agreement. No other promises or agreements shall be binding upon the Parties with respect to this subject matter unless contained in this Agreement or separately agreed to in writing and signed by an authorized representative of each Party.

16.12 Bankruptcy Court Approval. Each Party shall take any and all acts, and execute any and all further documents, that may be reasonably necessary or appropriate to obtain Bankruptcy Court approval of this Agreement.

16.13 Notices. All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be delivered by facsimile, e-mail transmission, or in person, or mailed by first class registered or certified mail, as follows:

If Directed to Seller:

Brand Affinity Technologies, Inc.

5001 Birch Street, Suite 29

Newport Beach, CA

Attn: Mydung Tran

Tel.: (949) 612-9533

Fax: (949) 242-7985

Email: mydung@brandaffinity.net

and

Edward M. Wolkowitz

Levene, Neale, Bender, Yoo & Brill LLP

800 South Figueroa Street, Suite 1260

Los Angeles, CA 90017

Tel.: (310) 229-1234

Fax: (310) 861-1992

Email: EMW@lnbyb.com

With a copy to:

Winthrop Couchot Professional Corporation

660 Newport Center Drive #400

Newport Beach, CA 92660

Attn: Robert E. Opera, Esq.

Tel.: (949) 720-4130

Fax: (949) 720-4111

If directed to Buyer:

Veritone, Inc.

3366 Via Lido

Newport Beach, California 92663

Attn: John M. Markovich, Chief Financial Officer

Tel.: (858) 945-4611

Email: jmarkovich@veritone.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

600 Anton Boulevard, Suite 1800

Costa Mesa, California 92626

Attn: Ellen S. Bancroft

Tel.: (949) 399-7000

If delivered by facsimile, by e–mail transmission, or personally, the date on which the notice, request, demand or other communication is delivered, and a copy thereof is sent by first class mail, postage prepaid, addressed to the addresses required by this Section 16.13, shall be the date on which such delivery is made. If such notice, request, demand or other communication is delivered by first class mail, the date on which such notice, request, demand or other communication is received shall be the date of delivery. A Party may designate in writing a different address to which any notice, request, demand or other communication is to be given hereunder to such Party. Telephone numbers are listed for convenience purposes only and not for the purpose of giving notice pursuant to this Agreement.

16.14 Interpretation. Wherever in this Agreement the context so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the others, and reference to either the singular or the plural shall be deemed to include the other.

16.15 Further Assurances. Except as set forth expressly to the contrary in this Agreement, each Party, at the request of the other Party, shall execute and deliver to the requesting Party all such further documents, and shall take such further acts, as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

16.16 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

16.17 Survival. Except as set forth expressly to the contrary in Section 5.7, Article XIV and Article XV hereof, the representations, warranties and covenants contained herein shall not survive the Closing.

16.18 Time of Essence. Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

16.19 Parties in Interest. Other than as provided in Articles 1.6 and 1.7, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and any of their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation of any third persons to a Party, nor shall any provision hereof give any third persons any right of subrogation or action over against a Party.

16.20 Schedules and Exhibits. All schedules and exhibits are a part of this Agreement as if fully set forth herein. All references to sections, articles, schedules and exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any fact or item in any exhibit hereto referenced by a particular section in this Agreement shall, should the existence of the fact or item of its contents be relevant to any other section, be deemed to be disclosed with respect to that other section whether or not an explicit cross-reference thereto appears. Any reference in this Agreement to an exhibit, schedule or to another document means such exhibit, schedule or other document as it has been, or may be, amended, modified, restated or supplemented as of the Closing, and any such exhibit, schedule or other document shall be deemed to be included in this Agreement regardless of when it is prepared or attached hereto.

16.21 Solicitation. Buyer hereby acknowledges and agrees that Seller and its representatives, consistent with Seller’s duties as debtor-in-possession in the Bankruptcy Case, shall have the right to enter into, solicit, initiate or continue any discussions or negotiations with, and/or encourage or respond to any inquiries or proposals by, or participate in any negotiations with or provide any information to, or otherwise cooperate in any manner with, any person or entity other than Buyer and its representatives concerning any sale of all or any portion of the Purchased Assets, or of any shares of stock of Seller, or any merger, consolidation or similar transaction involving Seller.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:		BUYER:
BRAND AFFINITY TECHNOLOGIES, INC.		VERITONE, INC.

/s/ Mydung Tran		By:	/s/ John M. Markovich
By:	Mydung Tran		John M. Markovich,
Its:	Chief Financial Officer		Chief Financial Officer

/s/ Edward M. Wolkowitz
Edward M. Wolkowitz, solely in his capacity as Examiner of Brand Affinity Technologies, Inc.

Appendix

The definitions of the capitalized terms used in this Agreement shall be as follows:

“Accounts Receivable” has the meaning set forth in Section 1.2.2 of this Agreement.

“Action” means any action, arbitration, cause of action, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, prosecution, proceeding or suit by or before any Governmental Entity or before any arbitrator, including, without limitation, any adversary proceeding filed in the Bankruptcy Court.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternate Transaction” has the meaning set forth in Section 13.1.7 of this Agreement.

“Appeal” has the meaning set forth in Section 5.6 of this Agreement.

“Assumed Contracts” has the meaning set forth in Section 1.2.6 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Article II of this Agreement.

“Bankruptcy Case” has the meaning set forth in Recital A to this Agreement.

“Bankruptcy Court” has the meaning set forth in Recital A to this Agreement.

“Bill of Sale” has the meaning set forth in Section 9.2.2 of this Agreement.

“Books and Records” means all books and records of Seller, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, client files maintained by Seller’s attorneys that relate to the Business, the Purchased Assets or the Assumed Liabilities, and files and records relating to any Owned IP and the Intellectual Property Agreements being sold, assigned, transferred or conveyed to Buyer; provided, however, that the foregoing shall not include any personnel records or other information which Seller, in the exercise of its sole and absolute discretion, determines that it may not disclose to Buyer under applicable law.

“Business” has the meaning set forth in Recital B to this Agreement.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of California.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Cash Consideration” means $1,419,000.00.

“Closing” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Date Cash Payment” has the meaning set forth in Section 1.4.2 of this Agreement.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Seller or that relates to the business, products, services or research of Seller or including, without limitation: (a) internal business information of Seller (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, Seller and its customers and their respective confidential information; (c) any confidential or proprietary information of any third party that Seller has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of Seller, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Seller; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to Intellectual Property of Seller and updates of any of the foregoing; provided, however, that “Confidential Information” shall not include any information that Buyer can demonstrate has become generally known to and widely available for use within Seller’s industry other than as a result of the acts or omissions of Buyer or a Person that Buyer has direct control over to the extent such acts or omissions are not authorized by Seller.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, mortgage, deed of trust, permit, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“ERISA” has the meaning set forth in Section 3.2 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Article III of this Agreement.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Federal Bankruptcy Rules” has the meaning set forth in Section 5.6 of this Agreement.

“Governmental Entity” means any (a) province, region, state, territory, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal including the Bankruptcy Court); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Infringe” means infringe, dilute, tarnish, pass off, conduct an act of unfair competition with respect to, misappropriate, cybersquat with respect to, or otherwise violate any Intellectual Property right. The foregoing definition applies to any verbal variations of Infringe used in this Agreement, including Infringing and Infringed.

“Infringement” means any infringement of, dilution of, tarnishment of, passing off of, acts of unfair competition with respect to, misappropriation of, cybersquatting with respect to, or other violation of any Intellectual Property right.

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights including, but not limited to: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, and all reissues, reexaminations, continuations in whole or in part, and rights in respect of utility models; (b) all Marks (whether or not registered), and all applications and registrations in connection therewith; (c) all copyrights and copyrightable works (whether or not published), and all website content, and all applications and registrations in connection therewith; (d) all mask works, industrial designs and protectible designs, and all applications and registrations in connection therewith; (e) all trade secrets and, whether or not confidential, all business information (including ideas, concepts, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals); (f) all Software; (g) all data, databases and data collections, including customer and website visitor data and information, email addresses and other personally identifiable information; and (h) all internet domain names.

“Intellectual Property Agreements” means all licenses, sublicenses, covenants not to sue, non-assertion agreements, co-existence agreements, first or last rights of refusal, first or last rights of negotiation, options, rights to purchase or license, escrow agreements, or other Contracts relating to the development, ownership, transfer, licensing or use of any Intellectual Property.

The term “knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Losses” has the meaning set forth in Section 15.4 of this Agreement.

“Mark” means any trademark, service mark, trade dress, logo, slogan, brand name, trade name, corporate name or other indicia of origin.

“Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on the Purchased Assets or on the ability of Buyer or Seller to perform their respective obligations hereunder or to consummate the Transaction.

“Nonassignable Asset” has the meaning set forth in Section 1.2.6 of this Agreement.

The term “ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Organizational Documents” has the meaning set forth in Section 1.2.1 of this Agreement.

“Owned IP” means all Intellectual Property that Seller owns.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means the following: liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, which are not, individually or in the aggregate, material to the Purchased Assets

“Person” has the meaning set forth by section 101(41) of the Bankruptcy Code.

“Petition Date” has the meaning set forth in Recital A to this Agreement.

“Purchased Assets” has the meaning set forth in Section 1.1 of this Agreement.

“Purchase Deposit” has the meaning set forth in Section 1.4.1 of this Agreement.

“Sale Order” has the meaning set forth in Section 5.6 of this Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Shares” has the meaning set forth on Exhibit “A” hereto.

“Software” means (a) software, firmware, middleware and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or binary code, (b) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (c) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Stay” has the meaning set forth in Section 11.1.7 of this Agreement.

“Tax” means any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, severance, escheatment, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, branch, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add on minimum, estimated, or other tax, levy, impost, deduction, charge, compulsory loan, withholding or duty of any kind whatsoever, including any interest, penalty, charge, fine or fee, or addition thereto, whether disputed or not, and any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Transaction” has the meaning set forth in Recital C to this Agreement.

EXHIBIT “A”

PURCHASED ASSETS

(Section 1.1)

1.	All of Seller’s right, title and interest in any shares of capital stock in Veritone, Inc., a Delaware corporation or its predecessor, ROIM Acquisition Corporation, (collectively, the “Shares”) including but not limited to the following: (i) 852,030 shares of Common Stock of Veritone, Inc.; and (ii) 1,704,060 shares of Series A-1 Preferred Stock of Veritone, Inc.

2.`	All of Seller’s rights under that certain Right of First Refusal, Offer and Co-Sale Agreement dated July 15, 2014 by and among Veritone, Inc., certain existing holders of capital stock of Veritone, Inc. and certain new investors in Veritone, Inc.

EXHIBIT “B”

ASSUMED CONTRACTS

(Section 1.2.6)

None.

EXHIBIT “C”

PURCHASED CLAIMS AND CAUSES OF ACTION

(Section 1.2.9)

None.

EXHIBIT “D”

ASSETS SCHEDULED FOR EXCLUSION

(Section 1.2.11)

None.

EXHIBIT “E”

SCHEDULED ASSUMED LIABILITIES

(Section 2.3)

None.

EXHIBIT “F”

OWNED IP

(Section 7.7.1)

None.

[SELLER DISCLOSES THAT:

(1) CBS INTERACTIVE, INC. (“CBS”) HAS ASSERTED IN THE LIGHTBOURNE ACTION CLAIMS THAT SELLER HAS INFRINGED RIGHTS OF CBS, AND HAS MADE DEMANDS THAT SELLER INDEMNIFY CBS

(2) SELLER HAS AGREED TO INDEMNIFY CERTAIN CUSTOMERS WITH RESPECT TO CLAIMS OF INFRINGEMENT IN CONNECTION WITH SERVICES PROVIDED BY SELLER TO SUCH CUSTOMERS.]

EXHIBIT “G”

FORM OF BILL OF SALE AND STOCK POWERS

(Section 9.2.2)

[Bill of Sale to be provided]

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, Brand Affinity Technologies, Inc. and its bankruptcy estate, do hereby assign and transfer unto Veritone, Inc., a Delaware corporation (the “Company”), Eight Hundred Fifty-Two Thousand Thirty (852,030) shares of the Company’s Common Stock, standing in his name on the books of the Company represented by Certificate Number C-12 herewith; and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated: , 2015	BRAND AFFINITY TECHNOLOGIES, INC.

By:
Print Name:
Title

/s/ Edward M. Wolkowitz
Edward M. Wolkowitz,
solely in his capacity as Examiner
of Brand Affinity Technologies, Inc.

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, Brand Affinity Technologies, Inc. and its bankruptcy estate, do hereby assign and transfer unto Veritone, Inc., a Delaware corporation (the “Company”), One Million Seven Hundred Four Thousand Sixty (1,704,060) shares of the - Company’s Series A-1 Preferred Stock, standing in his name on the books of the Company represented by Certificate Number PA-1-9 herewith; and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated: , 2015	BRAND AFFINITY TECHNOLOGIES, INC.

By:
Print Name:
Title

/s/ Edward M. Wolkowitz
Edward M. Wolkowitz,
solely in his capacity as Examiner
of Brand Affinity Technologies, Inc.